Exhibit 10.2

SECOND AMENDMENT TO EQUIPMENT LEASE AGREEMENT

This SECOND AMENDMENT TO EQUIPMENT LEASE AGREEMENT (this “Amendment”) is made and entered into effective as of the 1st day of June, 2017 (the “Effective Date”), by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and FORT SANDERS REGIONAL MEDICAL CENTER, a Tennessee not for profit corporation (“Medical Center”), with reference to the following facts:

Recitals:

WHEREAS, GKF and Medical Center have entered into a certain Equipment Lease Agreement dated May 1, 2010, as amended by a certain Amendment to Equipment Lease Agreement dated effective as of January 3, 2012 (as amended, the “Agreement”), and desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement:

1.            Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.

2.            Amendment to Section 11.3 (Additional Covenants of Medical Center). The following is hereby added at the end of Section 11.3 of the Agreement (Additional Covenants of Medical Center):

"In recognition of the need to maintain efficient and uninterrupted performance of administrative support services described in this Section 11.3, but without limiting or altering Medical Center’s obligations under this Section 11.3, GKF and Medical Center have determined the need to retain the services of an additional person (the “Documentation Support Staff Person”) to assist with documentation support services relating to billing, collections and expense recognition, as and when reasonably needed by Medical Center and/or GKF. The Documentation Support Staff Person shall be retained for a period of up to one (1) year following the Effective Date with any extension thereof to be mutually agreed upon between GKF and Medical Center, as needed. The initial Documentation Support Staff Person shall be Rita Latour, and any replacement shall be mutually selected by GKF and Medical Center. GKF shall be solely responsible for the cost of the Documentation Support Staff Person but only in connection with the performance of such documentation support services as described above, which cost shall not be deemed to be, and shall not be reimbursed as, GKF’s Direct Operating Expenses.”

3.             Miscellaneous. This Amendment may be executed in separate counterparts and may be delivered by fax or electronic mail, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment. Except as amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. To the extent any of the terms of the Agreement conflict with the terms of this Amendment, the terms and provisions of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

GKF:		Medical Center:

GK FINANCING, LLC		FORT SANDERS REGIONAL MEDICAL CENTER

By:	/s/ Ernest A. Bates	By:	/s/ Keith Altshuler
	Ernest A. Bates, M.D.	Name:	Keith Altshuler
	Policy Committee Member	Title:	CAO

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